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                        [LETTERHEAD OF ARTHUR ANDERSEN LLP]


January 19, 1995

AmeriQuest Technologies Inc.
2722 Michelson Drive
Irvine, California  92715



Dear Ladies/Gentlemen:

RE:    TAX OPINION ON PROPOSED MERGER

This tax opinion is on the proposed merger (the "Merger" according to the "Merger Agreement" dated August 11, 1994, of AmeriQuest/Robec Inc., a Pennsylvania corporation ("Sub") with and into Robec Inc., a Pennsylvania corporation ("Target"). The merger is part of the terms of the Agreement and Plan of Reorganization dated as of August 11, 1994, and the Amendments dated as of August 11, 1994, (the "Reorganization Agreement") by and among AmeriQuest Technologies Inc., a Delaware corporation ("Parent"), Sub, Target, and Robert H. Beckett, Robert S. Beckett, Alexander C. Kramer Jr., and G. Wesley McKinney, who were certain principal shareholders of Robec (the "Principal Shareholders").
The Merger Agreement and Reorganization Agreement are together referred to as the "Agreements."

Based upon and subject to the items set forth below, the discussion attached at Appendix A (which is to be included as part of the Registration Statement under the caption "Certain Federal Income Tax Consequences") expresses our opinion as to the material federal income tax consequences applicable to holders of Target Common Stock.

The following items are critical aspects of our opinion:

1. Scope of Opinion

   You have asked for our opinion on the U.S. federal income tax consequences. We have not considered any nonincome tax, or state, local, or foreign income tax consequences and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any nonincome tax or any state, local, or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters.
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AmeriQuest Technologies Inc.
Page 2
January 19, 1995


2. Language

   The language expressed in the Registration Statement, including the "Certain Federal Income Tax Consequences" section is the responsibility of AmeriQuest. Arthur Andersen LLP will provide suggested language, but AmeriQuest must utilize its legal counsel in drafting the ultimate Registration Statement.

3. Facts/Assumptions

   In rendering our opinion, we have relied upon the accuracy and completeness of the facts, information, assumptions, and representations as contained in
   (i) the Agreements, (ii) the Continuity of Interest Representations among Parent, Sub, Target, and certain Shareholders, (iii) the Registration Statement, (iv) the representations made by AmeriQuest and Robec, and (v) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions. In our analysis, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and the authenticity (whether originals or copies) of all documents submitted to us. Both AmeriQuest and Robec have represented to us that the above contain all of the facts and assumptions necessary for us to form our opinion; however, we have not independently audited or otherwise verified any of these facts or assumptions.

4. Effect of Misstatement of or Changes in Facts, Assumptions, or
   Representations

   A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions, or representations we have relied upon may require a modification of all or a part of this opinion.

5. Responsibility to Update Opinion for Changes in Facts, Assumptions, or Representations

   Our opinion is as of January 19, 1995, and we have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions, or representations occurring after this date.

6. Premise of Opinions

   The opinions expressed herein are based solely upon our interpretation of the Internal Revenue Code and income tax regulations as interpreted by court decisions and by rulings and procedures issued by the IRS as of the date of this letter.
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AmeriQuest Technologies Inc.
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January 19, 1995


7. Weight of Opinion

   In analyzing the authorities relevant to the potential tax issues outlined in the opinions, we have applied the standards of "substantial authority" and "more likely than not proper," as used in IRC Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

8. Effect of Our Opinion on Tax Authorities

   The opinions expressed herein are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Service will not take a position contrary to any of the opinions expressed herein.

   The opinions expressed herein reflect our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism. Furthermore, in recent years, the court of law has exhibited a willingness to interpret prior authorities, as well as to develop new theories, in order to reach a conclusion which will maximize tax revenues. We have not considered the effect of such negotiation, pragmatism, and judicial willingness upon the outcome of such potential litigation or other adversarial proceedings.

   The opinions expressed herein reflect what we regard to be the material federal income tax effects to Target shareholders of the merger; nevertheless, they are opinions only and should not be taken as an assurance of the ultimate tax treatment.

9. Responsibility for Effect of Changes in Relevant Authorities

   The discussion and conclusions set forth herein are based upon the Code, Treasury Regulations, and existing administrative and judicial interpretations thereof as of January 19, 1995, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Code, Treasury Regulations, Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinions expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for changes in the above-listed law and authority occurring after the above date.
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AmeriQuest Technologies Inc.
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January 19, 1995


10.  Restrictions on Use of Opinion

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Arthur Andersen LLP under the heading "Certain Federal Income Tax Consequences" in the Registration Statement.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP
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                     TAX SECTION OF REGISTRATION STATEMENT



CERTAIN FEDERAL INCOME TAX CONSEQUENCES

FEDERAL TAX MATTERS

The following summary is a general discussion of the material federal income tax consequences to the Robec shareholders receiving AmeriQuest Common Stock in the Merger and to Robec and AmeriQuest. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and existing Treasury Regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. In the opinion of
Arthur Andersen LLP (see Exhibit       for complete opinion), the discussion
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below, insofar as it relates to matters of the Federal income tax consequences to Robec shareholders receiving AmeriQuest Common Stock in the Merger, is an accurate summary of such matters. Arthur Andersen LLP's opinion is based upon its best judgment on the application of current law to the facts of the Merger and is not binding on the courts.

The following discussion does not consider the tax consequences of the Merger under state, local, and foreign tax law. The discussion also does not discuss all aspects of income taxation that may be relevant to a particular Robec shareholder or to certain types of shareholders such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, and other special status taxpayers.

EACH ROBEC SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

TAX CONSEQUENCES TO ROBEC SHAREHOLDERS

REORGANIZATION.  The Merger  qualifies as a tax-free reorganization under
Section 368 of the Code, which requires in general that the consideration issued by AmeriQuest to the holders of Robec Common Stock be stock of AmeriQuest. The AmeriQuest Common Stock initially issued in the Merger will qualify as stock. Notwithstanding the lack of compliance with all of the Service's advance ruling guidelines, we have concluded that there is substantial authority for the treatment of this merger as a tax-free reorganization, and we also believe this treatment is more likely than not proper. If the Merger qualifies as a tax-free reorganization, no gain or loss will be recognized by a Robec shareholder who receives AmeriQuest Common Stock in the Merger.

BASIS. Shareholders of Robec will take a basis in their new AmeriQuest shares equal to the basis in their Robec Shares.

                           EXHIBIT      , APPENDIX
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Tax Section of Registration Statement
Page 2
January 19, 1995


RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES. The receipt of cash in lieu of any fractional shares of Robec Common Stock pursuant to the Merger will not affect the question whether the Merger qualifies as a tax-free reorganization. However, the receipt of such cash will be treated as a taxable redemption in which the recipient shareholder will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in such fractional share.

TAX CONSEQUENCES TO ROBEC AND AMERIQUEST

No gain or loss will be recognized by either Robec or AmeriQuest in the Merger. Robec will retain its historic basis and holding period in its assets after the Merger. The basis of AmeriQuest in its stock of Surviving Corporation immediately after the Merger will be equal to the basis of all Robec shareholders, including AmeriQuest, in their shares of Robec Common Stock immediately prior to the Effective Date. In addition, the tax attributes, if any, of Robec will carry over. In addition, if it has not occurred prior to the Merger, the Merger itself will likely cause a "change of ownership" to both Robec and AmeriQuest (as defined by Section 382). Because of this ,the future utilization of certain tax attributes, if any, that were generated before the change of ownership, including net operating loss carryovers, may be restricted.

INFORMATION REPORTING

Treasury Regulations require that every taxpayer who receives stock in connection with a corporate reorganization must file with his or her income tax return a statement of facts pertinent to the nonrecognition of gain or loss upon the transaction, including: (i) a statement of the basis of the stock transferred in the transaction and (ii) a statement of the fair market value of the stock received in the transaction. In addition, taxpayers are required to maintain permanent records with respect to the foregoing information. Robec shareholders will be required to comply with these requirements.
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Tax Section of Registration Statement
Page 3
January 19, 1995


BACKUP WITHHOLDING

Under the backup withholding rules of the Code, a Robec shareholder may be subject to backup withholding with respect to payments of cash in lieu of fractional shares. To prevent such backup withholding, a Robec shareholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Substitute Form W-9 will be provided to each Robec shareholder in the letter of transmittal to be mailed to each shareholder. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on the shareholder by the Service, and payments of cash to such shareholder may be subject to backup withholding at a rate of 31 percent.